Exhibit 10.1
Description of the Material Terms of Rocky Brands, Inc.’s
Bonus Plan for the Fiscal Year Ending December 31, 2007
     Messrs. Brooks, Sharp, McDonald and Morrison (the “Executive Officers”) are eligible to receive cash bonuses under the Company’s Bonus Plan for the fiscal year ending December 31, 2007 (the “2007 Bonus Plan”), based upon the attainment of certain Adjusted Operating Income targets. For purposes of the 2007 Bonus Plan, Adjusted Operating Income is calculated as the Company’s operating income excluding (i) operating income attributable to military sales, and (ii) bonuses payable under the 2007 Bonus Plan. If the Adjusted Operating Income performance targets are met, the Executive Officers will receive cash bonuses based on a percentage of their base salaries in accordance with the table below (with bonus amounts to be interpolated between the performance levels):

	Payout as a Percentage of Base Salary
	Threshold	Target	Goal
Mike Brooks	0%	75%	175%
Chairman of the Board and Chief Executive Officer

David Sharp	0%	60%	140%
President and Chief Operating Officer

James E. McDonald	0%	50%	115%
Executive Vice President and Chief Financial Officer

Thomas R. Morrison	0%	30%	60%
Senior Vice President of Wholesale Sales
     No payment will be made for performance below the Threshold amount of Adjusted Operating Income, and no payment will be required for performance above the Goal amount of Adjusted Operating Income; provided, however, that to the extent Adjusted Operating Income exceeds the Goal amount for fiscal 2007, 10% of all Adjusted Operating Income in excess of the Goal amount will go into a pool to be distributed to any or all plan participants, including, but not limited to, the Executive Officers of the Company, at the discretion of the Compensation Committee.
     In addition to the foregoing, assuming that at least the Threshold amount of Adjusted Operating Income is attained, 10% of any operating income attributable to military sales during fiscal 2007 will go into a pool to be distributed, at the discretion of the Compensation Committee of the Board, to any or all of the plan participants, including, but not limited to, the Executive Officers of the Company, at the discretion of the Compensation Committee.

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     If Mr. Brooks becomes eligible to receive a cash bonus under the 2007 Bonus Plan exceeding $10,000, at the time scheduled for payment of the bonus, he may choose to receive any portion of his bonus in the form of the issuance of restricted shares of common stock of the Company, which shares will vest immediately but will not be tradable in the public markets for one year (the “Restricted Stock”). If Messrs. Sharp and McDonald become eligible to receive a cash bonus under the 2007 Bonus Plan exceeding $10,000, at the time scheduled for payment of the bonus, a minimum of 35% of the bonus shall be paid in shares of Restricted Stock of the Company, and each of Messrs. Sharp and McDonald may choose to receive any additional portion of his bonus in the form of shares of Restricted Stock. If Mr. Morrison becomes eligible to receive a cash bonus exceeding $10,000, at the time scheduled for payment of the bonus, a minimum of 10% of the cash bonus shall be paid in shares of Restricted Stock of the Company, and Mr. Morrison may choose to receive any additional portion of his bonus in the form of Restricted Stock.

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